Exhibit 99.1

Investor Contact:
John Mills
Managing Partner
ICR 646-277-1254

Limoneira Company Announces First Quarter Fiscal Year 2019 Financial Results

-First Quarter 2019 Revenue Grew 33% to $42.0 Million-

-Company Reiterates Operating Income, EBITDA, and adjusted EPS Guidance for Fiscal Year 2019-

-Strategic Joint Venture and Land Acquisition in Argentina on Track to Close March 2019-

SANTA PAULA, Calif.--(BUSINESS WIRE)--Mar. 12, 2019-- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus packing, selling and marketing company with related agribusiness activities and real estate development operations, today reported financial results for the first quarter ended January 31, 2019.

Management Comments

Harold Edwards, President and Chief Executive Officer, stated, "Our topline growth was primarily due to a 39% increase in lemon sales, partially offset by weaker lemon pricing due to colder weather in the U.S during the last month of the quarter and lower orange pricing in the quarter. Our business is best viewed on an annual basis, which is why despite the lower pricing environment, we believe the underlying fundamentals of the business are strong and remain confident we will achieve our full year 2019 guidance. As we continue to expand and solidify our place as a global supplier of fresh citrus, through organic growth and acquisitions such as our recent joint venture and land acquisition in Argentina, we will continue to reduce the seasonal nature of our business. In addition, our real estate development project, Harvest at Limoneira, has now closed on 174 lot sales and we expect this project will generate meaningful equity earnings on our statement of operations during the second quarter of this year.”

Alex Teague, Senior Vice President, stated, "We are very excited to start off the first half of this year with a strategic move into Argentina, as we continue to look for ways to access new markets and networks to increase our production and distribution as part of our One World of CitrusTM initiative. This expansion of our global footprint into Argentina strengthens our ability to become a 365-day, 24/7 global supplier of fresh citrus to our valued customers around the world. In addition, we are pleased with the successful integration of our two acquisitions last year and are seeing great grower retention from the Oxnard Lemon acquisition and increased production capabilities.”

Fiscal Year 2019 First Quarter Results

For the first quarter of fiscal year 2019, total net revenue was $42.0 million, compared to total net revenue of $31.6 million in the first quarter of the previous fiscal year. Agribusiness revenue was $40.8 million, compared to $30.3 million in the first quarter last fiscal year, primarily due to stronger lemon sales. Rental operations revenue was $1.2 million, compared to $1.3 million in the first quarter of last fiscal year. There were no real estate development revenues in the first quarter of fiscal year 2019 or 2018.

Agribusiness revenue for the first quarter of fiscal year 2019 includes $38.6 million in lemon sales, compared to $27.8 million of lemon sales during the same period of fiscal year 2018, with the increase primarily the result of higher volume partially offset by lower prices of fresh lemons sold. The lower pricing was due to cold weather affecting dining habits in certain areas of the U.S. and cheaper foreign fruit entering the market for the first quarter. Approximately 1,272,000 cartons of fresh lemons were sold during the first quarter of fiscal year 2019 at a $24.30 average price per carton compared to approximately 912,000 cartons sold at a $26.32 average price per carton during the first quarter of fiscal year 2018. As anticipated, the Company recognized minimal avocado revenue in the first quarter of fiscal year 2019, similar to the same period last fiscal year. The Company recognized $0.9 million of orange revenue in the first quarter of fiscal year 2019, compared to $1.3 million in the same period of fiscal year 2018, primarily attributable to lower prices of oranges sold, partially offset by higher volume. Approximately 124,000 cartons of oranges were sold during the first quarter of fiscal year 2019 at a $7.63 average price per carton compared to approximately 104,000 cartons sold at a $12.91 average price per carton during the first quarter of fiscal year 2018. Specialty citrus and other crop revenues were $1.3 million in the first quarter of fiscal year 2019, compared to $1.2 million in the first quarter of fiscal year 2018.

Total costs and expenses for the first quarter of fiscal year 2019 increased to $45.0 million, compared to $33.3 million in the first quarter of last fiscal year. The first quarter of fiscal year 2019 increase in operating expenses was primarily attributable to increases in agribusiness and selling, general and administrative costs and expenses. Costs associated with its agribusiness include packing costs, harvest costs, growing costs, costs related to the fruit procured and sold for third-party growers and depreciation expense.

Operating loss for the first quarter of fiscal year 2019 was $3.0 million, compared to a loss of $1.7 million in the first quarter of the previous fiscal year.

Net loss applicable to common stock, after preferred dividends, and including the $3.9 million unrealized loss impact of Calavo Growers, Inc. (“Calavo”) shares for the first quarter of fiscal year 2019 was $4.8 million and compared to net income applicable to common stock of $8.5 million in the first quarter of fiscal year 2018 which included a non-cash benefit of $10.0 million from the Tax Cuts and Jobs Act of 2017. New accounting standards require that changes in the market value of our Calavo shares be recorded in our statement of operations. Net loss per diluted share for the first quarter of fiscal year 2019 was $0.28 compared to a net income per diluted share of $0.58 for the same period of fiscal year 2018, based on approximately 17.5 million and 15.0 million, respectively, weighted average diluted common shares outstanding versus the prior fiscal year. Excluding the non-cash $3.9 million impact of unrealized loss of its Calavo shares for the first quarter of fiscal year 2019, adjusted net loss applicable to common stock was $2.0 million compared to $1.3 for the same period last fiscal year, excluding the aforementioned non-cash tax benefit in the first quarter of fiscal 2018. Excluding the unrealized loss of of Calavo shares, adjusted net loss per diluted share for the first quarter of fiscal year 2019 was $0.11 compared to adjusted net loss per diluted share of $0.09 for the same period of fiscal year 2018.

Adjusted EBITDA was a loss of $0.6 million in the first quarter of fiscal year 2019 compared to income of $0.2 million in the same period of fiscal year 2018. A reconciliation of adjusted EBITDA to net income is provided at the end of this release. Adjusted EBITDA excludes the quarterly fair value non-cash effect of Calavo shares.

Balance Sheet and Liquidity

During the first quarter of fiscal year 2019, net cash used in operating activities was $4.5 million, compared to $5.1 million in the prior fiscal year. For the first quarter of fiscal year 2019, net cash used in investing activities was $9.8 million, compared to $4.0 million in the prior fiscal year. Net cash provided by financing activities was $14.9 million in the first quarter of fiscal year 2019, compared to $9.1 million during the same period last fiscal year.

Long-term debt as of January 31, 2019 was $94.0 million, compared to $77.0 million at the end of fiscal 2018.

Recent Strategic Acquisitions

On February 4, 2019, the Company entered into an agreement with FGF Trapani (“FGF”), a multi-generational, family owned citrus operation in Argentina to form a joint venture, which will operate under the name Trapani Fresh. As part of the agreement, the Company will create a subsidiary in Argentina under the name Limoneira Argentina S.A.U. (“Limoneira Argentina”) and will acquire 25% of the parcels of Finca Santa Clara, approximately 1,200 acres of planted lemons, upfront with an additional 25% to be acquired over a three-year period. Limoneira Argentina will act as the managing partner of Trapani Fresh (holding a 51% interest) and will be responsible for all fresh fruit sales. FGF will hold the remaining 49% interest in Trapani Fresh and the agreement is expected to close in the end of March 2019.

Real Estate Development

On November 10, 2015, the Company entered into a joint venture with The Lewis Group of Companies (“Lewis”) for the residential development of its East Area I real estate development project. The first phase of the project broke ground to commence mass grading on November 8, 2017. Project plans include approximately 632 residential units in Phase 1. Grading began in November 2017 and Phase 1 site improvements have been substantially completed. The Joint Venture received lot deposits from two national homebuilders, Lennar and KB Home, in fiscal year 2018 and initial lot sales representing 174 residential units closed in February and March of 2019.

Fiscal Year 2019 Outlook

The Company is reiterating its previously announced fiscal year 2019 guidance and providing additional information on expected international growth.

•
Due to recent acquisitions and expansion of its global lemon supply, the Company is providing additional detail on its expected annual lemon sales.  For fiscal year 2019, the Company and its international affiliates expects to sell 8.4 to 9.0 million cartons of fresh lemons globally.  Due to the competitive nature of international business the Company is not providing average price projections for international lemon sales. Included in the global cartons estimate, is the Company’s domestic cartons which it expects to sell between 5.2 and 5.5 million cartons of fresh lemons compared to previous guidance of 5.0 and 5.3 million cartons of fresh lemons at an average price of approximately $26.00 compared to previous guidance of $27.00.

•	The Company expects to sell approximately 1.7 to 2.0 million pounds of avocados at approximately $1.20 per pound.

•
Due to excessive heat in the summer of 2018, the Company expects minimal revenue from avocados in fiscal year 2019. Offsetting this temporary event will be the benefit of crop insurance for approximately $2.5 million calculated on actual avocado harvest in fiscal year 2019.

•	The Company expects operating income for fiscal year 2019 to be approximately $20.0 million to $23.0 million compared to operating income of $9.5 million for fiscal year 2018.

•	Fiscal year 2019 Adjusted EBITDA is expected to be in the range of $28.0 million to $32.0 million.

•
The Company expects fiscal year 2019 adjusted earnings per diluted share to be in the range of $0.75 to $0.85 with an estimated 18.4 million diluted shares outstanding. Adjusted EPS guidance for fiscal year 2019 excludes the potential impact of mark to market changes in the value of its 250,000 shares of Calavo. Beginning in fiscal year 2019, the Company is required to measure the changes in fair value of this investment on its statement of operations. In addition, adjusted earnings per share does not include expected equity earnings from its real estate development, Harvest at Limoneira.

As more fully described at the end of this release under "Non-GAAP Financial Measures," the Company is unable to reconcile without unreasonable effort the above forward-looking non-GAAP measures related to EBITDA, and the variability of the changes excluded from these non-GAAP measures may have a significant and potentially unpredictable impact on its future GAAP financial results.

Longer-Term Growth Pipeline

Fiscal year 2019 outlook estimates do not include potential equity earnings benefits from the Harvest at Limoneira project. Phase 1 site improvements have been substantially completed and the Joint Venture has received lot deposits from national homebuilders. Initial lot sales representing 174 residential units closed in February and March of 2019.

Looking beyond 2019, the Company has an additional 1,200 acres of non-bearing lemons that are estimated to become full-bearing over the next four years, which will enable the Company to achieve strong organic growth for many years to come. The Company expects the first 300 acres of the 1,200 acres to become full-bearing in fiscal year 2020. Beyond these 1,200 acres, Limoneira intends to plant an additional 500 acres of lemons in the next two years that it believes will further build its long-term pipeline of productive acreage. The Company anticipates this additional acreage will increase annual lemon supply from its 2019 level by approximately 30%, or about 900 thousand to 1.3 million additional fresh cartons, as the non-bearing and planned acreage becomes productive. The Company also expects to have a steady increase in third party grower fruit. The foregoing describes organic growth and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Conference Call Information

The Company will host a conference call to discuss its financial results today at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (800) 263-0877 from the U.S. International callers can dial (646) 828-8143. A telephone replay will be available approximately two hours after the call concludes and will be available through Tuesday, March 26, 2019, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; passcode is 3807526.

About Limoneira Company

Limoneira Company, a 125-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lç mon´âra) is a dedicated sustainability company with 14,500 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona and Chile. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements, including guidance for fiscal year 2019, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira's current expectations about future events and can be identified by terms such as "expect," "may," "anticipate," "intend," "should be," "will be," "is likely to," "strive to," and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira's SEC filings which are available on the SEC's website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures
Due to significant depreciable assets associated with the nature of the Company's operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes unrealized gain (loss) on stock in Calavo and impairments on real estate development assets when applicable. In addition, we have presented adjusted net (loss) income attributable to Limoneira Company and adjusted (loss) income per common share attributable to Limoneira Company to reflect the exclusion of unrealized gain (loss) on stock in Calavo and the Tax Cuts and Jobs Act of 2017 impact. This presentation is an important measure to evaluate the Company's results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. With respect to our expectations under "Fiscal Year 2019 Outlook" above, the Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts.

EBITDA and adjusted EBITDA are summarized and reconciled to net (loss) income attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows (in thousands):

	Three Months Ended January 31,
	2019	2018
Net (loss) income attributable to Limoneira Company	$(4,693)	$8,625
Interest expense, net	(147)	510
Income tax benefit	(1,761)	(10,587)
Depreciation and amortization	2,126	1,690
EBITDA	(4,475)	238
Unrealized loss on stock in Calavo Growers, Inc.	3,910	—
Adjusted EBITDA	$(565)	$238

The following is a reconciliation of net (loss) income attributable to Limoneira Company to adjusted net loss attributable to Limoneira Company (in thousands, except share amounts):

	Three Months Ended January 31,
	2019		2018
Net (loss) income attributable to Limoneira Company	$(4,693)		$8,625
Preferred dividends and effect of unvested, restricted stock	(141)	—	(125)
Net (loss) income for basic EPS	(4,834)	—	8,500
Unrealized loss on stock in Calavo Growers, Inc.	3,910		—
Income tax benefit related to above item	(1,071)		—
Tax Cuts and Jobs Act of 2017 impact	—		(9,800)
Adjusted net loss attributable to Limoneira Company	$(1,995)		$(1,300)

Actual:
Basic net (loss) income per common share	$(0.28)		$0.59
Diluted net (loss) income per common share	$(0.28)		$0.58

Weighted-average common shares outstanding-basic	17,488,000		14,466,000
Weighted-average common shares outstanding-diluted	17,488,000		14,984,000
Adjusted:
Basic net loss per common share	$(0.11)		$(0.09)
Diluted net loss per common share	$(0.11)		$(0.09)

Weighted-average common shares outstanding-basic	17,488,000		14,466,000
Weighted-average common shares outstanding-diluted	17,488,000		14,466,000

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($ in thousands, except share amounts)

	January 31, 2019	October 31, 2018
Assets
Current assets:
Cash	$1,280	$609
Accounts receivable, net	19,617	14,116
Cultural costs	2,527	5,413
Prepaid expenses and other current assets	12,902	10,528
Income taxes receivable	391	378
Total current assets	36,717	31,044

Property, plant and equipment, net	229,694	225,681
Real estate development	15,942	107,162
Equity in investments	55,826	18,698
Investment in Calavo Growers, Inc.	20,340	24,250
Other assets	14,947	14,504
Total Assets	$373,466	$421,339

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,987	$6,134
Growers payable	11,058	10,089
Accrued liabilities	4,777	7,724
Fair value of derivative instrument	—	—
Current portion of long-term debt	2,873	3,127
Total current liabilities	26,695	27,074
Long-term liabilities:
Long-term debt, less current portion	94,001	76,966
Deferred income taxes	24,014	25,372
Other long-term liabilities	3,498	3,647
Sale-leaseback deferral	—	58,330
Total liabilities	148,208	191,389
Commitments and contingencies	—	—

Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 shares issued and outstanding at January 31, 2019 and October 31, 2018) (8.75% coupon rate)	1,479	1,479
Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at January 31, 2019 and October 31, 2018) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331

Stockholders’ equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero issued and outstanding at January 31, 2019 and October 31, 2018)	—	—
Common Stock – $0.01 par value (39,000,000 shares authorized: 17,772,753 and 17,647,135 shares issued and outstanding at January 31, 2019 and October 31, 2018, respectively)	178	176
Additional paid-in capital	159,552	159,071
Retained earnings	58,402	50,354
Accumulated other comprehensive (loss) income	(4,263)	8,965
Noncontrolling interest	579	574
Total stockholders’ equity	214,448	219,140
Total liabilities and stockholders’ equity	$373,466	$421,339

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
($ in thousands, except share amounts)

	Three Months Ended January 31,
	2019	2018
Net revenues:
Agribusiness	$40,800	$30,333
Rental operations	1,218	1,260
Real estate development	—	—
Total net revenues	42,018	31,593
Costs and expenses:
Agribusiness	38,916	28,162
Rental operations	1,079	1,065
Real estate development	28	30
Selling, general and administrative	5,015	4,074
Total costs and expenses	45,038	33,331
Operating loss	(3,020)	(1,738)
Other income (expense):
Interest income (expense), net	147	(510)
Equity in earnings of investments	42	43
Unrealized loss on stock in Calavo Growers, Inc.	(3,910)	—
Other income, net	304	241
Total other income (expense)	(3,417)	(226)

Loss before income tax benefit	(6,437)	(1,964)
Income tax benefit	1,761	10,587
Net (loss) income	(4,676)	8,623
(Income) loss attributable to noncontrolling interest	(17)	2
Net (loss) income attributable to Limoneira Company	(4,693)	8,625
Preferred dividends	(125)	(125)
Net (loss) income attributable to common stock	$(4,818)	$8,500

Basic net (loss) income per common share	$(0.28)	$0.59

Diluted net (loss) income per common share	$(0.28)	$0.58

Dividends per common share	$0.08	$0.06

Weighted-average common shares outstanding-basic	17,488,000	14,466,000
Weighted-average common shares outstanding-diluted	17,488,000	14,984,000